SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934

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                   Santa Fe Pacific Corporation
        Name of Registrant as Specified In Its Charter

                   Union Pacific Corporation
        (Names of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

( )   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(i)(2).

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(X)   Check box if any party of the fee is offset as provided by
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      which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the
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      (1)  Amount Previously Paid:  $125 on October 13, 1994
      (2)  Form, Schedule or Registration Statement No.: Schedule 14A
      (3)  Filing Party: Same as above
      (4)  Date Filed: October 18, 1994


        MAP NO. 1

        Map showing location of major rail lines of railroad subsidiaries of Union Pacific Corporation and Santa Fe Pacific Corporation (including rail lines over which Santa Fe Pacific has rights pursuant to haulage agreements), as well as certain rail lines of Chicago and North Western Railroad connecting to Union Pacific's lines.

        MAP NO. 2

        Map showing location of major rail lines of railroad subsidiaries of Burlington Northern Inc. and Santa Fe
        Pacific Corporation.

			     MAP NO. 3

        Map showing location of major rail lines of Burlington Northern predecessor lines.

        MAP NO. 4

        Map showing location of major rail lines of CSX predecessor lines.

        MAP NO. 5

        Map showing location of major rail lines of Illinois Central and Gulf Mobile in Ohio.

        MAP NO. 6

        Map showing location of major rail lines of Norfolk Southern predecessor lines.

        MAP NO. 7

        Map showing location of major rail lines of Union Pacific predecessor lines.

        MAP NO. 8

        Map showing Missouri Kansas Texas and Union Pacific lines in the same vicinity.

        MAP NO. 9

        Map showing major rail lines of the Milwaukee Road and Soo Line.

        MAP NO. 10

        Map showing major rail lines of Wisconsin Central and Fox River Valley and Green Bay and Western railroads.

        MAP NO. 11

        Map showing major rail lines of Union Pacific and Southern Pacific.


          THE PARTICIPANTS IN THIS SOLICITATION INCLUDE UNION PACIFIC CORPORATION ("UNION PACIFIC") AND THE FOLLOWING DIRECTORS AND EXECUTIVE OFFICERS OF UNION PACIFIC:
          Robert P. Bauman (Director), Charles E. Billingsley (Vice President, Controller), Richard B. Cheney (Director), E. Virgil Conway (Director), Richard K. Davidson (Director, President), John E. Dowling (Vice President -- Corporate Development), Spencer F. Eccles (Director), Ursula F. Fairbairn (Senior Vice President -- Human Resources), Elbridge T. Gerry, Jr. (Director), William H. Gray III (Director), John B. Gremillion, Jr. (Vice President -- Taxes), Judith Richards Hope (Director), Lawrence M. Jones (Director), Drew Lewis (Director, Chairman and Chief Executive Officer), Richard J. Mahoney (Director), Claudine B. Malone (Director), L. White Matthews, III (Director, Executive Vice President -- Finance), Mary E. McAuliffe (Vice President -- External Relations), Jack L. Messman (Director), John R. Meyer (Director), Thomas A. Reynolds, Jr. (Director), James D. Robinson, III (Director), Robert W. Roth (Director), Gary F. Schuster (Vice President -- Corporate Relations), Richard D. Simmons (Director), Gary M. Stuart (Vice President and Treasurer), Judy L. Swantak (Vice President and Corporate Secretary), Carl W. von Bernuth (Senior Vice President and General Counsel). Union Pacific is the beneficial holder of 200 shares of the common stock of Santa Fe Pacific Corporation ("Santa Fe") purchased on October 6, 1994. 100 of such shares were purchased for $14 per share in an open market transaction entered into on the over-the-counter market and 100 of such shares were purchased for $13-1/2 per share in an open market transaction executed on the NYSE. No directors or executive officers of Union Pacific own any shares of Santa Fe common stock.

          CERTAIN EMPLOYEES OF UNION PACIFIC WHO MAY BE
          PARTICIPANTS:
          Mary S. Jones (Assistant Treasurer of Union Pacific), Gary W. Grosz (Manager -- Investor Relations of Union Pacific), John J. Koraleski (Executive Vice President, Finance and Information Technologies of Union Pacific Railroad Company), Arthur L. Shoener (Executive Vice President, Operations of Union Pacific Railroad Company), James V. Dolan (Vice President, Law of Union Pacific Railroad Company), Michael F. Kelly (Vice President, Marketing -- Services of Union Pacific Railroad Company), John H. Rebensdorf (Vice President, Strategic Planning of Union Pacific Railroad Company). The aforementioned employees of Union Pacific own in the aggregate less than 1% of the outstanding shares of Santa Fe common stock.

          CERTAIN OTHER REPRESENTATIVES OF UNION PACIFIC WHO MAY BE
          PARTICIPANTS:
          Richard H. Bott (Managing Director at CS First Boston Corporation), David A. DeNunzio (Managing Director at CS First Boston Corporation), Gerald M. Lodge (Managing Director at CS First Boston), Stephen C. Month (Director at CS First Boston Corporation), Scott R. White (Associate at CS First Boston Corporation), Samuel H. Schwartz (Associate at CS First Boston Corporation), Caroline P. Sykes (Analyst at CS First Boston


          Corporation). None of the aforementioned employees of CS First Boston Corporation own any shares of Santa Fe common stock. In the normal course of its business, CS First Boston may trade the debt and equity securities of Santa Fe for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. As of October 18 , 1994, CS First Boston Corporation held a short position of 3,573 shares of Santa Fe common stock.


- ----------------------------------------------------------------------------

                                             October 17, 1994

                            MEMORANDUM

                     Re:  UP/Santa Fe Merger

     This memorandum will summarize the key elements of the factual case that would be included in Union Pacific's application to the ICC for approval of a UP/Santa Fe merger. First, it will address the benefits that will flow from the merger. Second, it will discuss the competitive issues and related conditions that we are prepared to address.

      Our study to date has been conducted without the benefit of access to internal Santa Fe information or the opportunity for UP and Santa Fe personnel to explore opportunities for additional benefits. ICC merger applications are generally prepared by the merging railroads jointly, based on a thorough study of relevant traffic and operating data. The merging railroads work together to prepare competitive analyses, traffic studies, an operating plan for the merged entity, and pro forma financial statements. Once a UPC/SFP merger agreement is reached, UP and Santa Fe personnel will be able to work together in this way to prepare a comprehensive merger application, and to identify and quantify still other benefits of the transaction.

                             BENEFITS

     A UP/Santa Fe merger will have major benefits similar to those presented in our past merger applications but of a much greater order of magnitude. These benefits will be in three major areas:


     *      New single-line service

     * Very significant service benefits -- indeed unprecedented in many respects -- from using the best of UP's and Santa Fe's routes and facilities and combining UP and Santa Fe traffic volumes

     *      Cost savings and efficiencies

                       Single-Line Service

     Single-line service is strongly preferred by shippers over joint-line service because it allows more flexible and competitive pricing, lower transaction costs, reduced delays and damage from interchange operations, and accountability by a single carrier for the entire through movement.

     A UP/Santa Fe merger will yield greatly expanded single-line service for both UP and Santa Fe shippers. A UP/Santa Fe merger will provide shippers with new single-line routes in a variety of important markets, including, among others, the following:

     1. The Southern Corridor. A UP/Santa Fe merger will create direct new single-line routes via the Southern Corridor for traffic moving between California, Arizona and New Mexico, on the one hand, and Memphis, New Orleans, Laredo (the premier Mexican gateway), San Antonio, Little Rock, and many other points in the South Central region, including a large portion of the Gulf Coast chemical industry, on the other hand. Today, only SP offers Southern Corridor single-line service between most of these important traffic centers.

     2. UP Grain to Santa Fe Feeder Markets. UP/Santa Fe will create new single-line service from UP grain origins in Nebraska, Kansas and other states to major feeder markets, including
California's San Joaquin Valley, the Texas panhandle, and
Arizona.

     3. Santa Fe Grain to UP Export Markets. Wheat shippers located along Santa Fe and tributary short lines in Kansas and Oklahoma will gain access to Pacific Northwest ports, all major Gulf Coast ports, and the burgeoning Mexico market, greatly expanding their marketing opportunities.

     4. Gulf Ports. Santa Fe shippers will have single-line access for the first time to important Gulf ports served by UP, such as New Orleans, Baton Rouge, Lake Charles, Brownsville and
Corpus Christi.

     5.  The Intermountain Region.  UP shippers in the
Intermountain region -- Utah, Colorado, Wyoming and southern
Idaho -- will gain new single-line access to Santa Fe points in the Southwest for such commodities as food products, soda ash, copper, steel and fertilizer.

     6. The Pacific Northwest. UP shippers of lumber, paper and food products in the Pacific Northwest will gain single-line access to Santa Fe destinations.

     7. Mexico. Shippers located on the Santa Fe system will enjoy new single-line access to the principal eastern Mexico gateways of Laredo and Brownsville. Santa Fe accesses Mexico only at El Paso, which is an efficient crossing only for limited segments of northern Mexican traffic.

      Initial reactions from customers has confirmed our view that these benefits will be very attractive to the shipping public. Based upon those reactions, we believe customers will find a UP/Santa Fe merger to be very attractive. While a BN/Santa Fe combination would also create various new single-line routes, it cannot match the level of new single-line service available through a UP/Santa Fe merger. Though BN and Santa Fe are largely physically end-to-end on a map, the extent to which they fit together in traffic terms is more limited than might appear. For example, while combining BN and Santa Fe theoretically creates a single-line route between the Pacific Northwest and Southern California via Colorado, little if any traffic would move on such a circuitous route. And while UP/Santa Fe will provide new, direct single-line service between Mexico's major traffic centers and California (as well as Santa Fe points in the Midwest and the South Central region), a BN/Santa Fe system would reach Mexico only at El Paso, which is not well-situated for the bulk of the rapidly-growing volumes of rail traffic to and from Mexico.

                       New Service Benefits

     In the last five years, the railroad industry has come face-to-face with a major problem that no one could have predicted two decades ago, when railroads were in bankruptcy from the Atlantic Coast to the Midwest. Today, railroads are running out of capacity. Segments of UP's Central Corridor are strained to the limits. Unlike BN/Santa Fe, a UP/Santa Fe merger provides a one-time opportunity to make better use of scarce railroad capacity and resources all the way from the Midwest to the Pacific. We expect that combining UP and Santa Fe will dissolve many of these capacity constraints and provide an opportunity to accommodate substantial future growth. Both railroads today mix high-speed intermodal trains with slower manifest and bulk commodity trains, a mix that causes delays to both types of trains and absorbs capacity. By separating faster from slower trains on different routes so that trains on each line can run at a more uniform speed, as well as bypassing chokepoints such as Kansas City, UP/Santa Fe can simultaneously improve service and use expensive capacity more efficiently.

      Integration of Santa Fe and UP will allow the merged carrier to provide shippers with a variety of new -- and in many instances unprecedented -- service benefits, surpassing those of any of UP's earlier mergers (Missouri Pacific, Western Pacific and Katy). The UP and Santa Fe organizations are very compatible. Both have industry-leading commitments to service quality and customer responsiveness. We believe that UP and Santa Fe are the best-managed major rail carriers in the West. A combination of these two carriers will lead to a quantum leap into the 21st Century in both transportation capability and customer service.

     The specific service benefits that UPC expects to demonstrate include:

     1. Service Improvements for Intermodal Traffic. We are entering a new "age of intermodalism." Intermodal rail service has been booming, but the rail industry has enormous untapped opportunities to serve new segments of the transportation market. Rail intermodal revenues will exceed $7 billion this year, but motor carrier revenues will exceed $150 billion. A combined UP/Santa Fe could compete for much more of that business.

* Between Chicago and Southern California, UP and Santa Fe will be able to provide round-the-clock intermodal departures, approximately every four hours. By increasing service frequency, UP/Santa Fe can more closely match the ability of truckload motor carriers to leave when the shipper is ready, not when the railroad is able, and thereby take traffic (including trailers owned by truck lines) off the highways. The result will be to use transportation resources more efficiently and to reduce environmentally-damaging emissions. We believe that greater service frequency will also provide opportunities to significantly improve trailer, container and railcar utilization.

* Between Chicago and Northern California, UP/Santa Fe will increase service frequency as well. While the Santa Fe's UPS service to Northern California will continue to operate through the Southern Corridor, most other trains will operate via the Central Corridor, freeing capacity on the Santa Fe route.

* Between Chicago and Texas (Dallas/Fort Worth, Houston, and the Laredo gateway), train frequency will be increased to every six hours or less. Except for one train in each direction via Oklahoma City, UP/Santa Fe will use the current, efficient UP route to and from Texas.

* UP/Santa Fe will improve intermodal service between St. Louis and California compared to service provided by either railroad today. UP's route to Southern California via Salt Lake City is comparatively slow because of circuity, and Santa Fe traffic uses the circuitous and slower Gateway Western between Kansas City and St. Louis. UP/Santa Fe will use the UP line between St. Louis and Kansas City and the Santa Fe line between Kansas City and Southern California to offer through St. Louis-California service with substantial transit-time savings.

* Between the New Orleans gateway and California, UP/Santa Fe will provide new through service via Sweetwater. UP/Santa Fe service will shave several hours off any existing SP service and at least half a day from the KCS-Santa Fe route.

* UP's and Santa Fe's Chicago, Southern California and Texas intermodal terminals can be used more efficiently. Although details must await completion of joint studies with Santa Fe, UP/Santa Fe should be able to redeploy terminal capacity to reduce drayage costs and distances for shippers.

     2.   Service Improvements for Automotive Traffic.
UP/Santa Fe will provide much improved service for automotive industry shippers by combining the traffic of the two railroads. As a result, automotive traffic will enjoy reduced transit time and shippers will realize major savings in inventory costs. Importantly for automotive shippers, UP/Santa Fe will be able to use "bypass blocking" -- blocking of through traffic to avoid intermediate switching at freight yards -- which greatly reduces the risk of damage and theft.

     For auto and auto parts shippers:

     * Solid unit trains will operate from the Great Lakes to facilities in Southern California, including Long Beach
          (for export/import traffic). Transit time will be reduced by up to 24 hours.

     * UP/Santa Fe will improve service by 24 hours between California and automotive facilities located on UP in Texas and Louisiana.

     * By combining traffic flows and using bypass blocking, transit time will be reduced for other automotive shipments as well.

     3.   Service Improvements for Manifest Freight.
UP/Santa Fe will provide reduced transit time and reduced intermediate switching throughout the merged system by combining traffic volumes to provide more frequent service and increased use of bypass blocking. Reduced intermediate switching is especially important to petrochemical shippers, who are very concerned about safety risks associated with switching activities. Specific service improvements will include:


     * Gulf Coast-California/Arizona service will be improved by one to five days, compared to current routings. UP and Santa Fe have not worked together effectively as joint-line partners over Sweetwater, TX. A merged UP/Santa Fe system will offer new through freight service on this route with much faster transit times.

     * Southeast-California/Arizona service will be improved. UP's new Livonia Yard in Louisiana will preblock traffic to and from eastern carriers for run-through service via New Orleans. Westbound, new trains will carry traffic blocked for California points. Transit time will be substantially reduced in both directions.

          East-West traffic via Chicago will enjoy substantially improved service as a result of combining traffic volumes for run-through service with Conrail, CSXT, GTW and Norfolk Southern. Rather than duplicating blocks, as they presently do, UP/Santa Fe will prepare and receive more refined blocks in run-through train service. For example, depending on the results of traffic studies, UP/Santa Fe should be able to receive through blocks of Southern California traffic from eastern carriers and assemble through blocks to major East Coast locations.

     * St. Louis-Southern California manifest service, like intermodal service in that corridor, will be improved for shippers on both railroads by using UP between St. Louis and Kansas City and Santa Fe between Kansas City and Southern California, both of which are the fastest routes.

     * Memphis gateway-California traffic will be routed via Sweetwater, improving service as compared to UP's Central Corridor route. Little Rock will be used as a distribution point for traffic on run-through trains to CSXT and NS at Memphis.

     * Texas-Pacific Northwest service will be improved by using the shorter Santa Fe route via Denver or a new
          Topeka Bypass.

     4.   Service Improvements for Bulk Traffic.

UP/Santa Fe will provide improved reach and service for shippers of all bulk commodities, and especially for grain and coal customers. By separating bulk traffic from expedited traffic to the maximum extent possible, UP/Santa Fe will expedite both types of shipments. Bulk movements will spend less time in sidings waiting for faster trains to pass. When congestion arises, UP/Santa Fe will have alternative routes in most corridors to relieve the pressure.

     Specific service improvements will include:

     * UP/Santa Fe will create a new Topeka Bypass route, which will allow Powder River Basin coal trains to avoid the Kansas City terminal area, a major capacity choke point. Coal traffic can then be shifted among alternative routes between Topeka and Texas to avoid congestion.
          Coal shippers located on Santa Fe will gain single-line service from the Powder River Basin.

     * Reduced transit time and increased reliability will translate into faster cycle times and major savings in private car costs for coal-fired utilities, which have hundreds of millions of dollars invested in their car fleets.

     * A UP/Santa Fe combination will have the effect of greatly expanding the availability of covered hoppers for grain transportation. The staggered timing of the wheat harvest, primarily on Santa Fe lines, and the corn and soybean harvests, primarily on UP lines, will permit the entire UP and Santa Fe covered hopper fleet to be deployed for both sets of harvests.

     * Sweep-train operations along UP/Santa Fe routes and short-line tributaries in the Midwest will provide much more efficient equipment utilization. UP/Santa Fe will cut two to four days from car cycle times.

     5. Fewer Delays From Blocking, Switching and Interchange. Combining UP and Santa Fe traffic volumes will allow increased preblocking of traffic, reduced intermediate switching requirements, and avoidance of interchange delays. This in turn will speed shipments, generate major inventory cost savings for customers, and reduce damage.

     6. Faster Equipment Turnaround. A UP/Santa Fe system will achieve significantly reduced turnaround times for all types of freight cars, both shipper-owned and railroad-owned, resulting in major savings for customers and the ability to make more railroad-owned cars available to shippers when and where they need them.

     We do not believe that BN/Santa Fe can match these dramatic service improvements, which depend in significant part on the complementary nature of UP and Santa Fe traffic and facilities.

                     Savings and Efficiencies

     1. Capital Savings. A UP/Santa Fe merger will reduce the need for investments in new capacity that the two railroads would otherwise have to make separately (and that would have to be made in the event of a BN/Santa Fe merger). Both UP and Santa Fe are facing capacity constraints as railroad traffic volumes continue to rise. Combining the two systems will yield routing flexibilities and efficiencies that will translate into greater capacity and avoided or deferred capital costs.

     2. Mileage Savings. Following a UP/Santa Fe merger, large volumes of traffic will move over shorter routes. Combining the lines of the two systems will yield substantial mileage savings for traffic now moving via UP, Santa Fe or both in the California-Memphis, California-St. Louis, California-Kansas City, Chicago-Texas, Chicago-Los Angeles, Chicago-Oakland and Chicago-Kansas City Corridors. Mileage savings mean lower fuel costs, crew costs and equipment costs.

     3. Consolidation Savings. There will be large savings from facility consolidations, elimination of operating and administrative overheads, and joint management of the two railroads' locomotive and maintenance-of-way fleets.

     4. Technologies and Systems. Major efficiencies will be realized by using the most efficient technologies and information systems of each railroad on the combined system.

     5. Freight Car Savings. Significant savings will be realized from the combined management of the two railroads' freight car fleets. Joint management of the fleets will, as already noted, allow UP and Santa Fe to take advantage of different patterns of seasonal use of their equipment, and will also allow the combined system to triangulate equipment (including repositioning of UP cars within California) and to exploit new backhaul opportunities.

                            COMPETITION

     We have considered the parallel aspects of a UP/Santa Fe combination. This is not the first parallel merger to be presented to or approved by the ICC. Union Pacific's Katy merger was largely parallel as was Wisconsin Central's acquisition of the Fox River Valley and Green Bay & Western Railroads, Soo's acquisition of the core assets of the Milwaukee Road, the merger of the Norfolk & Western and the Southern to form Norfolk Southern, the merger of the Chessie and Family Lines systems to form CSX, the merger of the Illinois Central and the Gulf, Mobile & Ohio to form ICG, the merger of the Great Northern and the Northern Pacific to form Burlington Northern, the merger of the Seaboard Air Line and the Atlantic Coast Line to form the Seaboard Coast Line, and the acquisition of the Central of Georgia by the Southern. Indeed, most of the rail mergers approved by the ICC over the past twenty-five years have involved a significant degree of parallelism. In fact, efficiency savings are typically greater in parallel mergers. Nevertheless, UP has always been willing to address legitimate competition issues, and we would need to do so in this transaction as well.

     The service improvements and efficiencies that we expect will result from combining the UP and Santa Fe railroads will greatly strengthen rail and transportation competition. The UP/Santa Fe system will reach a new level of competitiveness yielding large savings for customers and attracting traffic from trucks. The stronger competitive challenge from UP/Santa Fe will spur our rail competitors to improve their own service to shippers.

     Even without the grant of competition-enhancing conditions, there are other strong, competitive railroads in all corridors that are served by both UP and Santa Fe. For example, SP provides strong competition between California and Chicago, and a number of railroads, including BN, SP, CP Rail/Soo Line, and Kansas City Southern provide vigorous competition in the Chicago-Kansas City-Texas Corridor. Unlike the failed SFSP merger, this merger will not reduce the number of railroads from two to one in any major corridor.

     Nonetheless, to ensure competition in all affected markets, we believe UP can grant conditions that will address all legitimate competitive issues and actually heighten competition. These conditions would focus on rail competition in the Kansas and Oklahoma grain market and for service-sensitive business moving in the California-Midwest Corridor. Although BN and other railroads serve the Kansas and Oklahoma grain market, UP/Santa Fe would have a combined position in this market that would arguably raise competitive concerns. Similarly, although SP provides single-line service in the California-Midwest Corridor and has recently been the growth leader in intermodal business, UP and Santa Fe would have a combined position in California-Midwest intermodal and automotive flows that also would arguably raise competitive concerns. Examples of the conditions we might accept would be a sale or lease of UP's former OKT line through Kansas and Oklahoma to Texas, and a grant of trackage rights or other conditions that would significantly strengthen SP's already-competitive California-Midwest routes.

     We would also offer access to other railroads at every one of the relatively few stations involving only a small percentage of total UP/Santa Fe business -- where UP and Santa Fe are the only two serving railroads, such as Longview and Bay City, TX, Shawnee, OK, Abilene, KS, and San Bernardino, CA.

     In all other affected markets, we believe that rail, modal and source competition will be so strong, postmerger, that no legitimate competitive concerns should be raised. The crucial point is that the benefits of this merger of two efficient, high-quality, high-service railroads are so great that conditions are compatible with the transaction. This is therefore a "win-win" transaction in terms of both public benefits and competition.

     Erroneous comparisons have been drawn between a UP/Santa Fe combination and the failed SFSP merger. SFSP was the only rail merger to be disapproved by the ICC in recent times. The Commission's rejection of the SFSP merger was principally driven by the fact the applicants in that case refused to acknowledge any competitive problems and announced at the start -- as BN has effectively done in this case -- that no conditions would be considered appropriate. In the SFSP case, that position was particularly remarkable given the fact that SFSP involved the complete elimination of rail competition in a major rail corridor. Our position is the diametric opposite. We recognize there are competitive issues and are prepared to remedy them through conditions designed to ensure the continuation and intensification of rail competition.

                            CONCLUSION

     We believe that the benefits of a UP/Santa Fe merger are substantial -- and in some instances unprecedented -- and that this merger, coupled with conditions to address competition issues, will lead to a highly effective transportation system that will produce major benefits for the merging carriers and the shipping public.

                              John H. Rebensdorf
                              Strategic Planning Department
                              Union Pacific Railroad Company



          THE PARTICIPANTS IN THIS SOLICITATION INCLUDE UNION PACIFIC CORPORATION ("UNION PACIFIC") AND THE FOLLOWING DIRECTORS AND EXECUTIVE OFFICERS OF UNION PACIFIC:
          Robert P. Bauman (Director), Charles E. Billingsley (Vice President, Controller), Richard B. Cheney (Director), E. Virgil Conway (Director), Richard K. Davidson (Director, President), John E. Dowling (Vice President -- Corporate Development), Spencer F. Eccles (Director), Ursula F. Fairbairn (Senior Vice President -- Human Resources), Elbridge T. Gerry, Jr. (Director), William H. Gray III (Director), John B. Gremillion, Jr. (Vice President -- Taxes), Judith Richards Hope (Director), Lawrence M. Jones (Director), Drew Lewis (Director, Chairman and Chief Executive Officer), Richard J. Mahoney (Director), Claudine B. Malone (Director), L. White Matthews, III (Director, Executive Vice President -- Finance), Mary E. McAuliffe (Vice President -- External Relations), Jack L. Messman (Director), John R. Meyer (Director), Thomas A. Reynolds, Jr. (Director), James D. Robinson, III (Director), Robert W. Roth (Director), Gary F. Schuster (Vice President -- Corporate Relations), Richard D. Simmons (Director), Gary M. Stuart (Vice President and Treasurer), Judy L. Swantak (Vice President and Corporate Secretary), Carl W. von Bernuth (Senior Vice President and General Counsel). Union Pacific is the beneficial holder of 200 shares of the common stock of Santa Fe Pacific Corporation ("Santa Fe") purchased on October 6, 1994. 100 of such shares were purchased for $14 per share in an open market transaction entered into on the over-the-counter market and 100 of such shares were purchased for $13-1/2 per share in an open market transaction executed on the NYSE. No directors or executive officers of Union Pacific own any shares of Santa Fe common stock.

          CERTAIN EMPLOYEES OF UNION PACIFIC WHO MAY BE
          PARTICIPANTS:
          Mary S. Jones (Assistant Treasurer of Union Pacific), Gary W. Grosz (Manager -- Investor Relations of Union Pacific), John J. Koraleski (Executive Vice President, Finance and Information Technologies of Union Pacific Railroad Company), Arthur L. Shoener (Executive Vice President, Operations of Union Pacific Railroad Company), James V. Dolan (Vice President, Law of Union Pacific Railroad Company), Michael F. Kelly (Vice President, Marketing -- Services of Union Pacific Railroad Company), John H. Rebensdorf (Vice President, Strategic Planning of Union Pacific Railroad Company). The aforementioned employees of Union Pacific own in the aggregate less than 1% of the outstanding shares of Santa Fe common stock.

          CERTAIN OTHER REPRESENTATIVES OF UNION PACIFIC WHO MAY BE
          PARTICIPANTS:
          Richard H. Bott (Managing Director at CS First Boston Corporation), David A. DeNunzio (Managing Director at CS First Boston Corporation), Gerald M. Lodge (Managing Director at CS First Boston), Stephen C. Month (Director at CS First Boston Corporation), Scott R. White (Associate at CS First Boston Corporation), Samuel H. Schwartz (Associate at CS First Boston Corporation), Caroline P. Sykes (Analyst at CS First Boston


          Corporation). None of the aforementioned employees of CS First Boston Corporation own any shares of Santa Fe common stock. In the normal course of its business, CS First Boston may trade the debt and equity securities of Santa Fe for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. As of October 18 , 1994, CS First Boston Corporation held a short position of 3,573 shares of Santa Fe common stock.